Exhibit 99.1

APHTON REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

March 15, 2004

Miami, FL — March 15, 2004 — Aphton Corporation (NASDAQ: APHT) reported today financial results and operating highlights for the quarter and year ended December 31, 2003. For the three months ended December 31, 2003, the Company incurred a net loss attributable to common stockholders of $6.6 million, or $.23 per share, basic and diluted, compared with a net loss attributable to common stockholders of $8.7 million, or $.40 per share, basic and diluted, for the same period in 2002. For the year ended December 31, 2003, Aphton incurred a net loss attributable to common stockholders of $26.3 million, or $1.02 per share, basic and diluted, compared with a net loss attributable to common stockholders of $40.0 million, or $1.93 per share, basic and diluted, for the same period in 2002. Cash and current investments equaled $19.2 on December 31, 2003. In March 2004, the company increased its cash, cash equivalents and short-term investments balance by completing a public offering of its common stock, generating net proceeds of approximately $48.0 million.

Total research and development expenses for the three months and year ended December 31, 2003, were $5.3 million and $21.9 million, respectively, compared with $8.7 million and $37.7 million for the same periods in 2002. Total general and administrative expenses for the three months and year ended December 31, 2003, were $.8 million and $2.8 million, respectively, compared with $.7 million and $2.3 million for the same periods in 2002.

“2003 was a year in which Aphton reached key milestones,” said Patrick Mooney MD, President and Chief Executive Officer of Aphton. “We reported positive results in our Phase III trial of G17DT as monotherapy in patients with pancreatic cancer, we filed our first regulatory submission of G17DT with the Australian Therapeutic Goods Administration (ATGA) for the registration of G17DT as monotherapy in patients with advanced pancreatic cancer who are either unable to tolerate or elect not to take chemotherapy, and we successfully completed significant capital raising activities. We enter 2004 with positive momentum in our clinical data and a significantly strengthened balance sheet. As we look forward to 2004 we have numerous milestones and look forward to delivering on them.”

Aphton Corporation is a biopharmaceutical company, developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

This press release contains forward-looking statements, including statements regarding the Company’s ability to deliver on its 2004 milestons. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding the Company’s future activities, these factors include These risk factors include, but are not limited to, (1) the results of current and future clinical trials; (2) our ability to obtain regulatory approval for G17DT or produce G17DT in commercial quantities and gain commercial acceptance, (3) our ability to fund the registration and commercialization of G17DT; (4) intellectual property risks, (5) the impact of competitive products and pricing, and (6) changing economic conditions. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2004. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.